Exhibit 10.1

PLACEMENT AGENT AGREEMENT

November 7, 2013

This Placement Agent Agreement is made by and between Digital Caddies, Inc., an Oklahoma corporation (the “Company”), and Paulson Investment Company, Inc., an Oregon corporation (“PA”), as of the date first above written. The Company hereby engages PA to assist the Company as its exclusive placement agent in obtaining financing through a private placement (the “Financing” or the “Units Offering”) of Units consisting of four (4) shares of common stock and two (2) warrants (the “Unit Warrants”) to purchase one (1) share of common stock (each a “Unit” and collectively the “Units”), as described in and pursuant to the terms and conditions described in the term sheet attached hereto as Exhibit A (the “Term Sheet”) and as more fully described in the definitive documents applicable to the Financing. The parties hereby agree as follows:

RECITALS

WHEREAS, Company wishes to raise up to Five Million Dollars ($5,000,000) using the attached Term Sheet, and PA wishes to act as Placement Agent to raise this Financing; and

WHEREAS, after the Financing, the Company wishes to offer PA (i) a right of first refusal (“ROFR”) with respect to the opportunity to act as the Company's placement agent in certain future offerings of its securities; and (ii) to pay an additional cash fee to PA upon exercise of the Unit Warrants, as and to the extent described in this Agreement.

NOW THEREFORE, the parties hereto based on the foregoing and the mutual covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, do hereby agree as follows:

1.      Services.

(a) PA shall offer participation in the Units Offering to its clients and other persons with whom PA or the Company or any of their respective officers, directors, employees or affiliates has a pre-existing business relationship and which PA reasonably believes are “accredited investors” as defined by Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Any such potential investor in the Financing including existing investors in or security holders of the Company (or an affiliate of any such existing investor) or that is first introduced to the Financing by PA shall be considered a qualified investor (collectively, the “Qualified Investors”). PA shall be responsible for (i) the initial printing, binding and distribution (PA shall not be required to print hard copies, but may use electronic documents for distribution) to the Qualified Investors of the Company’s confidential private placement memorandum or other offering documents (the “Memorandum”) (which shall be created by the Company, with the assistance of the PA, and shall include a brief summary of the Company and its business, risk factors, a current capitalization table, current financial statements and certain future financial projections of the Company, as well as the relevant financing documents (the “Transaction Documents”)) and related investment materials to be used in connection with the Financing, (ii) organizing, obtaining facilities for, and conducting one or more investor presentations and (iii) providing other services reasonably related to serving as placement agent for the Company in connection with the Financing. The Company shall make members of management and other employees available to PA as PA shall reasonably request for purposes of satisfying PA’s due diligence requirements and consummating the Financing, shall make its Chief Executive Officer, Chief Financial Officer and other key management members available to attend a reasonable number of investor presentations, as recommended by the PA, and shall commit such time and other resources as are reasonably necessary or appropriate to support PA in its efforts to secure the reasonable and timely success of the Financing. The Company shall cooperate with PA in connection with, and shall make available to PA such documents and other information as PA shall reasonably request in order to satisfy its due diligence requirements, subject to any applicable confidentiality requirements.

(b) PA acknowledges that (i) the Company may determine, in its sole discretion, whether to accept an offer of subscription to the Financing by a Qualified Investor and (ii) the Company is not obligated to compensate PA for such offered subscriptions to the Company that the Company does not accept. Notwithstanding the foregoing, unless the Company has a specific objection to any particular Qualified Investor being a stockholder of the Company (for example, the investor competes with the Company, is known to be disreputable or dishonest, is affiliated with a competitor of the Company or for other, legitimate investor-specific reasons), the Company shall accept such offer of subscription from such Qualified Investors, as described in the Term Sheet.

2.      Compensation.

(a) The Company shall, at each closing of the Financing (each “Closing”), as compensation for the services provided by PA hereunder, (i) pay PA a Cash Fee (as defined below) and (ii) issue to PA a Warrant (as defined below) (the Cash Fee and the Warrant together, the “Fee”). The “Cash Fee” shall equal Ten Percent (10.0% ) of the gross cash proceeds invested by PA and its affiliates and/or any Qualified Investor (as defined above) in the Financing. In the event the Unit Warrants are exercised, PA subsequently shall receive an additional Cash Fee equal to Five Percent (5%) of the gross proceeds received by the Company upon such exercise. Notwithstanding the foregoing, PA shall not receive any compensation with respect to the conversion of any options or warrants issued by the Company that are outstanding on the date hereof.

(b) The “Warrant” shall entitle the PA to purchase a number of shares of common stock equal to Ten Percent (10%) of the total number of shares underlying the total number of Units sold in the Units Offering at an exercise price of $0.40 per share. The Warrant shall be exercisable for five (5) years, and shall have standard terms, including an exercise price, cashless exercise rights, broad-based weighted average anti-dilution provisions and assignability to affiliates and employees of PA who are “accredited investors.” In addition, the common shares into which the Warrant is exercisable or convertible will, subject to limitations as may be imposed by regulatory authorities, have registration rights identical to those of the common shares sold in, or issuable upon exercise of warrants issued in, the Units Offering.

3.      Term.

(a) Unless earlier terminated as set forth herein, this Agreement will continue in full force and effect for a term expiring at the final closing of the Financing as determined by the Company (the amount of which may be increased at the Company’s discretion) but not later than December 6, 2013, unless extended by mutual agreement of the Company and PA (the "Term").

(b) Prior to the end of the Term, (i) the Company may terminate this Agreement immediately and without notice in the event of a material breach of this Agreement by PA, also (ii) either party may terminate this Agreement upon ten (10) days' prior written notice to the other party for any reason, other than material breach of this Agreement by PA. In the event the Company terminates this Agreement pursuant to Section 3(b)(i), PA will be entitled to only Cash Fees and Warrants actually earned prior to the date of termination, Section 3(c) will be inapplicable and expressly terminate, and the Company will be entitled to all other remedies available under applicable law. In the event the Company terminates this Agreement pursuant to Section 3(b)(ii), PA will be entitled to all Cash Fees and Warrants earned prior to such termination.

(c) Upon termination of this Agreement (other than pursuant to Section 3(b)(i)), PA shall prepare and deliver to the Company a definitive list of prospective Qualified Investors contacted by PA (whether or not such Qualified Investor invested in the Financing) in connection with the Financing (the “Listed Investors”) which list the Company will agree contractually to keep confidential. In the event that the Company (A) terminates this Agreement pursuant to Section 3(b)(ii), and (B) thereafter consummates a sale of any of its debt securities, equity securities or securities convertible into or exercisable in exchange for equity securities to any Listed Investor within a period of twenty four (24) months following the date of termination of this Agreement (the “Tail Period”), then at each closing thereof, the Company shall pay the Cash Fees and issue Warrants to PA in amounts equal to what PA would have earned from such sales had the Company closed on such investments under the terms of this Agreement.

4.      Performance. In connection with the performance of its duties under this Agreement, PA agrees as follows:

(a) PA shall act in a manner consistent with the instructions of the Company and comply with all applicable laws, whether foreign or domestic, of each jurisdiction in which PA proposes to carry on the business contemplated by this Agreement. PA shall not take any action or omit to take any action that would cause the Company to violate any law or any applicable exemption from registration under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”). PA is a member firm of FINRA, has all authority and approvals needed to engage in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. PA represents, warrants and agrees that it shall at all times provide its services under this Agreement in compliance with applicable law, including but not limited to, conducting the Units Offering or other possible financing in a manner intended to qualify it as exempt from the registration requirements of the Securities Act and any applicable state and foreign laws and regulations, including, without limitation, not taking any action in connection with the Units Offering or other possible financing which would constitute a general solicitation or general advertising and not making any offers to any potential investor which it does not reasonably believe to be an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under Regulation D of the Act.

(b) PA shall keep a record of when and to whom each Memorandum is provided. PA may comply with this Section 4(b) by posting the Memorandum in a password protected data room or the equivalent, and maintaining a file that confirms who has viewed the Memorandum, and on which date.

(c) PA shall provide information regarding the Company only that is contained in the Memorandum or is expressly provided by the Company to PA for dissemination to potential investors (such as a Power Point presentation) or that is available generally to the public (such as public securities filings, press releases or published articles) and shall not make any additional statements that contain an untrue statement of a material fact or omit to state any fact necessary to make any statement made by PA not misleading in light of the circumstances in which such statements are made.

(d) PA shall not provide the Memorandum or any other information about the Company to any person or firm that, to the knowledge of PA, is a competitor of the Company or is an officer, director, employee, affiliate or significant investor in the Company.

(e) PA shall not engage in any form of general solicitation or general advertising with respect to the Financing.

(f) Before mentioning or sending any material related to the Company to any potential investor, PA shall, on the basis of PA’s prior relationship with the potential offeree, reasonably believe that the potential offeree is: (x) an “accredited investor” and, if applicable, satisfies any private placement requirements or laws or regulations associated with the Financing applicable in any non-U.S. jurisdiction and (y) so sophisticated and knowledgeable in business and financial matters that the potential offeree is capable of evaluating the merits and risks of an investment in the Company. In furtherance thereof, PA shall obtain from each Qualified Investor an accredited investor questionnaire in substantially the form attached hereto as Exhibit B.

(g) PA shall use its best efforts to cause its officers, directors, employees and affiliates to comply with all of the foregoing provisions of this Section 4.

(h) PA shall obtain from each Qualified Investor receiving a Memorandum or other materials containing material nonpublic or competitively sensitive information a confidentiality commitment or agreement in such form as PA and Company may reasonably agree.

5.      Representations and Warranties.

(a) PA represents and warrants that it has full legal right to enter into and perform this Agreement and that its entry into and performance under this Agreement do not and will not violate any fiduciary or other duty it may have to any other person. PA represents and warrants that PA has and will maintain during this Agreement all licenses, registrations, permits and other authorizations required for PA to perform the activities and receive the compensation contemplated by this Agreement in each jurisdiction in which PA proposes to engage in such activities. In particular, but without limiting the generality of the foregoing, PA is and will be duly licensed or registered as a broker dealer or registered representative of a broker dealer under the Exchange Act, and under the laws of each jurisdiction requiring such licensing or registration. This Agreement, when executed and delivered by the parties hereto, shall constitute a valid and binding obligation of PA, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and federal and state securities laws.

(b) The Company represents and warrants that the Memorandum no misrepresentation of a material fact, and will not omit a material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made, except that with respect to assumptions, projections, forward-looking statements and expressions of opinion or predictions, the Company represents only that they were made in good faith.

(c) All communications by the Company with PA shall be with PA’s President, legal counsel and/or designated investment banker(s) with respect to the Financing. The Company shall not communicate directly with any of PA’s brokers or known clients (until such time as such clients are stockholders of the Company) without the prior consent of PA. The provisions of this Section 5(c) shall not apply to clients of PA who are also stockholders of the Company.

6.      Indemnification.

(a) The Company agrees to indemnify and hold harmless PA, its officers, directors, employees, agents, legal counsel and any of its affiliates (each, a “PA Indemnified Party”) against any and all losses, claims, damages, liabilities, joint or several, and expenses (including all legal or other expenses reasonably incurred by a PA Indemnified Party) caused by or arising out of any failure by the Company or its representatives to comply with the terms of this Agreement or any misrepresentation or untrue statement or alleged misrepresentation or untrue statement of a material fact contained in the Memorandum or any other document furnished by the Company to PA for delivery to or review by the Qualified Investors, or the omission or the alleged omission to state in such documents furnished to the Qualified Investors a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which they were made, to the extent such misstatements or omissions are made in reliance upon and in conformity with written information furnished by the Company for use in the Memorandum (except to the extent such misrepresentations, untrue statements or omissions are based on information provided to the Company by PA). The Company agrees to reimburse the PA Indemnified Party for any reasonable expenses (including reasonable fees and expenses of counsel) incurred as a result of producing documents, presenting testimony or evidence, or preparing to present testimony or evidence (based upon time expended by the PA Indemnified Party at its then current time charges or if such person shall have no established time charges, then based upon reasonable charges), in connection with any court or administrative proceeding (including any investigation which may be preliminary thereto) arising out of or relating to the performance by the PA Indemnified Party of any obligation hereunder and relating to a matter for which the Company must provide indemnity to or hold harmless such PA Indemnified Party pursuant to the provisions of this subsection (a). In the event the Company shall be obligated to indemnify a PA Indemnified Party in connection with any such proceeding, the Company shall be entitled to assume the defense of such proceeding, with counsel approved by the PA Indemnified Party (which shall not be unreasonably withheld or conditioned), upon the delivery to the PA Indemnified Party of written notice of the Company’s election to do so, in which case any continued engagement of counsel by PA shall be at its sole cost and expense.

(b) PA agrees to indemnify and hold harmless the Company, its officers, directors, employees, agents, legal counsel and its affiliates (each, a “Company Indemnified Party”) against any and all losses, claims, damages and liabilities, joint or several, and expenses (including all legal or other expenses reasonably incurred by a Company Indemnified Party) caused by or arising out of any failure by PA or its representatives to comply with the terms of this Agreement or any misrepresentation or untrue statement or alleged misrepresentation or untrue statement of a material fact made by PA to the Qualified Investors, or PA’s omission or the alleged omission to state to the Qualified Investors a material fact necessary in order to make statements made not misleading in light of the circumstances under which they were made (except to the extent such misrepresentations, untrue statements or omissions are based on information provided to PA by the Company, including the Memorandum or any other document furnished by the Company to PA for delivery to or review by the Qualified Investors). PA agrees to reimburse the Company Indemnified Party for any reasonable expenses (including reasonable fees and expenses of counsel) incurred as a result of producing documents, presenting testimony or evidence, or preparing to present testimony or evidence (based upon time expended by the Company Indemnified Party at its then current time charges or if such person shall have no established time charges, then based upon reasonable charges), in connection with any court or administrative proceeding (including any investigation which may be preliminary thereto) arising out of or relating to the performance by the Company Indemnified Party of any obligation hereunder and relating to a matter for which the Company must provide indemnity to or hold harmless such PA Indemnified Party pursuant to the provisions of this subsection (b). In the event PA shall be obligated to indemnify a Company Indemnified Party in connection with any such proceeding, PA shall be entitled to assume the defense of such proceeding, with counsel approved by the Company Indemnified Party (which shall not be unreasonably withheld), upon the delivery to the Company Indemnified Party of written notice of PA’s election to do so, in which case any continued engagement of counsel by PA shall be at its sole cost and expense.

(c) Notwithstanding anything contained herein to the contrary, this Section 6 will survive expiration or termination of this Agreement indefinitely.

7.      Confidentiality. Except in keeping with its obligations under this Agreement, PA will maintain in confidence and will not use for its own benefit any inventions, confidential know-how, trade secrets, financial information and other non-public information and data disclosed to it by the Company, and it will not divulge the same to any other persons until such time as the information becomes a matter of public knowledge. PA will use its best efforts to prevent any unauthorized disclosure described above by others. This Section 7 will survive expiration or termination of this Agreement indefinitely. In addition, the Company will keep the names and contact information of the Listed Investors strictly confidential.

8.      Expenses.

(a) Upon execution of this Agreement, the Company shall pay to PA the sum of Twenty Thousand Dollars ($20,000) as a non-accountable expense to reimburse PA for expenses incurred by it in connection with fulfilling its obligations under this Agreement.

(b) The Company shall be responsible for making all federal, state “blue sky” and other securities filings pertaining to the Financing (other than any filings with FINRA), including payment of related fees. Except as described above, each party shall bear its own fees and expenses incurred in connection with the Financing.

9.      Independent Contractor. PA will perform its services hereunder as an independent contractor, and nothing in this Agreement will in any way be construed to constitute PA the agent, employee or representative of the Company. Neither PA nor any agent acting on behalf of PA will enter into any agreement or incur any obligations on the Company’s behalf or commit the Company in any manner or make any representations, warranties or promises on the Company’s behalf or hold itself (or allow itself to be held) as having any authority whatsoever to bind the Company without the Company’s prior written consent, or attempt to do any of the foregoing.

10.  Subsequent Offerings. The Company agrees that in the event that it plans to engage a placement agent in connection with a financing transaction involving the offer and sale of its equity or debt securities within eighteen (18) months of consummation of the Financing (a “Subsequent Offering”), PA will have a right of first refusal to be the placement agent or managing underwriter for such offering. In such case, the Company shall offer in writing to PA the opportunity to act as placement agent or managing underwriter for the Subsequent Offering and such offer will remain open for fifteen (15) calendar days, at which time it will have been deemed to have been rejected by PA if not accepted in writing prior to the expiration of such period.

11.  General.

(a) Reimbursement. If any future financial dispute, discrepancy or controversy arises between or among the Company, its stockholders and/or PA and results in PA causing an audit or accounting of the Company’s books and records, the Company shall reimburse PA for the reasonable and documented expenses relating to such audit or accounting.

(b) Arbitration. The parties hereto agree that any dispute or controversy arising out of, relating to or concerning any interpretation, construction, performance or breach of this Agreement, shall be subject to the laws of the State of Oregon without giving effect to its conflicts of laws provisions. Any disputes will be settled in binding arbitration in Portland, Oregon under the auspices of FINRA dispute resolution. The Arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The parties shall each pay one-half of the costs and expenses of such arbitration, and each shall separately pay its counsel fees and expenses.

(c) Covenant against Assignment. This Agreement is personal to the parties hereto, and accordingly, except for the right to enforce the obligations under Sections 6 and 7 hereunder (which right shall inure to the benefit of the successors and assigns of the aggrieved party), neither this Agreement nor any right hereunder or interest herein may be assigned or transferred or charged by either party without the express written consent of the other.

(d) Entire Agreement; Amendment. This Agreement and the attached exhibits constitute the entire contract between the parties with respect to the subject matter hereof and supersede any prior agreements between the parties. This Agreement may not be amended, nor may any obligation hereunder be waived, except by an agreement in writing executed by, in the case of an amendment, each of the parties hereto, and, in the case of a waiver, by the party waiving performance.

(e) No Waiver. The failure or delay by a party to enforce any provision of this Agreement will not in any way be construed as a waiver of any such provision or prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted both parties hereunder are cumulative and will not constitute a waiver of either party’s right to assert any other legal remedy available to it.

(f) Severability. Should any provision of this Agreement be found to be illegal or unenforceable, the other provisions will nevertheless remain effective and will remain enforceable to the greatest extent permitted by law.

(g) Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either the Company or PA pursuant to the terms of this Agreement must be in writing and will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation) to the number provided to the other party or such other number as a party may request by notifying the other in writing, (iv) one business day after being deposited with an overnight courier service or (v) four days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the party at the address previously provided to the other party or such other address as a party may request by notifying the other in writing.

(h) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

[Signature Page Follows]

The parties have executed this Placement Agent Agreement as of the date first written above.

DIGITAL CADDIES, INC.

By:        _________________________________

Name:   _________________________________

Title:      _________________________________

PAULSON INVESTMENT COMPANY, INC.

By:       _________________________________

Name:   _________________________________

Title:      _________________________________

Signature Page to Placement Agent Agreement

EXHIBIT A

DIGITAL CADDIES, INC. DRAFT TERM SHEET

ISSUER:	DIGITAL CADDIES, INC.

AMOUNT:	MINIMUM OF $500,000 AND MAXIMUM OF $5 MILLION; FUNDS TO BE ESCROWED UNTIL $500,000 IN SUBSCRIPTIONS ARE ACCEPTED BY THE COMPANY AND DEPOSITED INTO AN ESCROW ACCOUNT AT A BANK MUTUALLY AGREED UPON BETWEEN THE ISSUER AND THE PLACEMENT AGENT; MULTIPLE CLOSINGS PERMITTED

SECURITY:	UNITS, EACH UNIT CONSISTING OF (i) FOUR SHARES OF COMMON STOCK AND (ii) TWO COMMON STOCK PURCHASE WARRANTS

UNIT PRICE:	$1.00

UNIT WARRANT:	EACH WARRANT EXERCISABLE FOR ONE COMMON SHARE (CASH EXERCISE ONLY) AT $0.40 PER SHARE

WARRANT TERM:	5 YEARS, NON CALLABLE

REGISTRATION:	RESALES OF COMMON SHARES ISSUED IN THE FINANCING AND THE SHARES ISSUABLE UPON EXERCISE OF WARRANTS ISSUED IN THE FINANCING; TO BE REGISTERED ON FORM S-1, WHICH SHALL BE FILED BY THE COMPANY NO LATER THAN 30 DAYS AFTER THE EFFECTIVE DATE OF THE COMPANY’S FORM 10, WHICH THE COMPANY AGREES TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION WITHIN 15 DAYS AFTER COMPLETION OF THE AUDIT OF THE FINANCIAL STATEMENTS REQUIRED TO BE INCLUDED THEREIN; RESALE REGISTRATION STATEMENT SHALL ALSO INCLUDE THE SHARES UNDERLYING THE PLACEMENT AGENT WARRANTS (WHETHER HELD BY PAULSON OR ITS DESIGNEES OR ASSIGNEES)

CLOSING DATE:	DECEMBER 6, 2013, UNLESS EXTENDED BY MUTUAL AGREEMENT OF THE COMPANY AND THE PLACEMENT AGENT

PLACEMENT AGENT:	PAULSON INVESTMENT COMPANY, INC.

COMPENSATION:	•	10% CASH COMMISSION
•	10% WARRANTS: WARRANTS TO BE EXERCISABLE FOR 10% OF THE TOTAL NUMBER OF SHARES UNDERLYING THE UNITS SOLD TO INVESTORS, EXERCISABLE FOR FIVE YEARS AT $0.40 PER SHARE(1); SHARES TO BE INCLUDED IN RESALE REGISTRATION STATEMENT FOR INVESTORS’ SECURITIES; PAULSON SHALL HAVE THE RIGHT TO DESIGNATE QUALIFIED DESIGNEES OF ITS WARRANTS
•	$20,000 NON-ACCOUNTABLE EXPENSE ALLOWANCE

•	UPON EXERCISE OF UNIT WARRANTS-5% CASH

_______

(1)	By way of example, if the maximum Offering is sold (5,000,000 Units), the Placement Agent Warrants will entitle the holder to purchase 2,000,000 shares of Common Stock (10% of 20,000,000, which is the share component of the 5,000,000 Units) at an exercise price of $0.40 per share, or $800,000.